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Exhibit 5.29

[Letterhead of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC]

May 12, 2005

Alderwoods Group, Inc.
Jones Day

  Re:
  Registration of $200,000,000 of 7 3/4% Senior Notes due 2012 (the "Exchange Notes")

Ladies and Gentlemen:

        We previously acted as special local counsel for Alderwoods (Tennessee), Inc. and Eagle Financial Associates, Inc., each a Tennessee corporation (collectively, the "Covered Guarantors), in connection with the offer and sale by Alderwoods Group, Inc., a Delaware corporation and a direct or indirect parent of the Covered Guarantors (the "Company"), of up to $200,000,000 aggregate principal amount of 7 3/4% Senior Notes due 2012 (the "144A Notes"), issued by the Company pursuant to an Indenture dated August 19, 2004 (the "Indenture") among the Company, the Covered Guarantors and certain other guarantors named therein (collectively, the "Guarantors"), and Wells Fargo Bank, N.A. as trustee.

        We are currently acting as special local counsel for the Covered Guarantors in connection with the proposed registration under the Securities Act of 1933 (the "Securities Act") of up to $200,000,000 aggregate principal amount of 7 3/4% Senior Notes due 2012 (the "Exchange Notes"), to be issued pursuant to the Indenture and guaranteed by, among others, the Covered Guarantors (the guarantee obligations of the Covered Guarantors, with respect to the Exchange Notes, the "Exchange Guarantees"), which registration is to occur upon the filing with the Securities and Exchange Commission (the "SEC") of the Company's Registration Statement on Form S-4 (the "Registration Statement").

        Except as otherwise defined herein, capitalized terms used in this opinion but not otherwise defined herein are used as defined in the Indenture and Registration Statement (such documents taken together may be referred to hereinafter as the "Transaction Documents").

        In connection with the opinions expressed herein, we have examined a faxed, signed counterpart of each of the following documents:

        (1)   Action Taken by Unanimous Written Consent of the Board of Directors of Alderwoods (Tennessee), Inc. dated July 22, 2004;

        (2)   Officer's Certificate of Alderwoods (Tennessee), Inc. dated August 19, 2004;

        (3)   Action Taken by Written Consent of the Board of Directors of Eagle Financial Associates, Inc. dated July 22, 2004;

        (4)   Officer's Certificate of Eagle Financial Associates, Inc. dated August 19, 2004;

        (5)   an Incumbency Certificate of the Secretary of Certain Subsidiaries of Alderwoods Group, Inc. dated August 19, 2004; and

        (6)   Officer's Certificate of Certain Subsidiaries of Alderwoods Group, Inc. of even date herewith.

        In addition, we have examined originals or copies of the following (items 2, 3, 5 and 6 the "Governing Documents"):

        (1)   a Certificate of Existence from the Secretary of State for the State of Tennessee for Alderwoods (Tennessee), Inc. dated on or about the date hereof (a "Certificate of Existence");

        (2)   a Charter of Alderwoods (Tennessee), Inc., as amended, certified by the Secretary of State for the State of Tennessee, dated April 18, 2005;

        (3)   Bylaws of Alderwoods (Tennessee), Inc., certified by such entity;

        (4)   a Certificate of Existence from the Secretary of State for the State of Tennessee for Eagle Financial Associates, Inc., dated on or about the date hereof;

        (5)   a Charter of Eagle Financial Associates, Inc., as amended, certified by the Secretary of State for the State of Tennessee, dated April 18, 2005; and

        (6)   Bylaws of Eagle Financial Associates, Inc., certified by such entity.

        In addition, we have examined originals or copies of such other corporate records of the Covered Guarantors, certificates of public officials and of officers of the Covered Guarantors, and agreements, instruments and other documents as we have deemed necessary as a basis for the opinions expressed below. As to certain matters of fact material to the opinions expressed herein, we have relied on the representations made in the Transaction Documents and certificates of public officials and officers of the Covered Guarantors. We have not independently established the facts so relied on.

        In our examination of the documents referred to above, we have assumed the due execution and delivery of each of the documents referred to above by all parties thereto other than the Covered Guarantors, for value received.

        In addition, we have assumed that:

        (a)   The corporations or partnerships other than the Covered Guarantors who are parties to the Transaction Documents are duly organized, validly existing and in good standing under the laws applicable to their respective organization and existence and in all other places in which they are conducting their respective businesses.

        (b)   Nothing in the charter, bylaws (or the equivalent thereof) of any of the parties to the Transaction Documents, other than the Covered Guarantors, prohibits any such parties from executing the Transaction Documents or performing the transactions contemplated by the Transaction Documents and each of such parties, other than the Covered Guarantors, has the full corporate power and authority to deliver and perform its obligations under the Transaction Documents and documents required or permitted to be executed, delivered and performed thereunder.

        (c)   All factual statements set forth in the Transaction Documents, are true, accurate and complete in all material respects.

        (d)   The form of the Exchange Guarantees will be substantially the same as the Form of Notation of Guarantee attached to the 144A Notes and will be executed by an Authorized Signatory as defined in the Action Taken by Written Consent for each of the Covered Guarantors.

        Although we have not conducted an independent investigation of the accuracy of any of these assumptions, nothing has come to our attention leading us to question the accuracy of said assumptions.

        Based upon the foregoing, and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that:

  1.
  Each Covered Guarantor is a corporation and, based solely on the Certificates of Existence from the Tennessee Secretary of State referenced above, is validly existing as a corporation in good standing under the laws of the State of Tennessee (the "State").

  2.
  As of the date of the Indenture, each Covered Guarantor had the corporate power and authority to enter into, and as of the date hereof, each Covered Guarantor has the corporate power and authority to perform its obligations under the Indenture.

  3.
  The execution, delivery and performance of the Indenture by each Covered Guarantor (i) has been authorized by all necessary corporate action by such Covered Guarantor and (ii) does not contravene any provision of the Governing Documents of such Covered Guarantors.

  4.
  When the Registration Statement has become effective under the Securities Act and the Exchange Guarantees of the Covered Guarantors are delivered in accordance with the terms of the exchange offer, the Exchange Guarantee of each Covered Guarantor will be validly issued by such Covered Guarantor and will constitute a valid and binding obligation of such Covered Guarantor.

        Our opinions expressed above are subject to the following qualifications:

        (a)   Our opinions expressed above are limited to the law of the State and the federal law of the United States, and we do not express any opinion herein concerning any other law.

        (b)   We have not undertaken any independent investigation to determine the existence or absence of such facts which would be contrary to the opinions expressed herein, and no inference as to the knowledge of the existence of such facts should be drawn from the fact of our representation of each Covered Guarantor as its special counsel.

        (c)   The enforceability of the rights and remedies provided in any of the Exchange Guarantees as against any party or parties is subject to applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, or other laws of general application relating to or affecting the enforcement of creditors' rights, from time to time in effect.

        (d)   The availability of the remedy of specific performance or of any injunctive relief or of any other equitable remedy is subject to general principles of equity and the discretion of the court before which any proceedings therefor may be brought, whether in a court of law or a court of equity.

        We call to your attention a Tennessee statute which may permit the Covered Guarantors to require holders of the Exchange Notes to bring suit against the Company on the indebtedness due thereunder prior to seeking to recover such indebtedness from the Covered Guarantors. See Tennessee Code Annotated Section 47-12-101.

        In addition to the foregoing, we express no opinion with respect to the application or effect of any federal or state securities laws on or to the transaction.

        This opinion letter is rendered to you in connection with the transactions contemplated by the Transaction Documents. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement to be filed with the SEC in connection with the issuance of the Company's 7 3/4% Senior Notes due 2012.

        This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter even though such development, circumstance or change may affect the legal analysis, a legal conclusion or any other matter set forth in or relating to this opinion letter. Accordingly, any of you who may rely on this opinion letter at any future time should seek advice of your counsel as to the proper application of this opinion letter at such time.

Very truly yours,
BAKER, DONELSON, BEARMAN, CALDWELL & BERKOWITZ, PC
By:	/s/ BAKER, DONELSON, BEARMAN, CALDWELL & BERKOWITZ, PC

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  Exhibit 5.29